SUB-ADVISORY AGREEMENT

Attention:	Andrew Adelson
Alliance Capital Management L.P.

RE: Sub-Advisory Agreement

The Managers International Equity Fund (the “Fund”) is a series of a Massachusetts business trust (the “Trust”) that is registered as an investment company under the Investment Company Act of 1940, as amended, (the “Act”), and subject to the rules and regulations promulgated thereunder.

The Managers Funds LLC (the “Manager”) acts as the manager and administrator of the Trust pursuant to the terms of a Management Agreement with the Trust. The Manager is responsible for the day-to-day management and administration of the Fund and the coordination of investment of the Fund’s assets. However, pursuant to the terms of the Management Agreement, specific portfolio purchases and sales for the Fund’s investment portfolios or a portion thereof, are to be made by advisory organizations recommended by the Manager and approved by the Trustees of the Trust.

1. Appointment as a Sub-Adviser. The Manager, being duly authorized, hereby appoints and employs Alliance Capital Management L.P.(“Sub-Adviser”) as a discretionary asset manager, on the terms and conditions set forth herein, of those assets of the Fund which the Manager determines to allocate to the Sub-Adviser (those assets being referred to as the “Fund Account”). The Manager may, from time to time, with the consent of the Sub-Adviser, make additions to the Fund Account and may, from time to time, make withdrawals of any or all of the assets in the Fund Account.

2. Portfolio Management Duties.

(a) Subject to the supervision of the Manager and of the Trustees of the Trust, the Sub-Adviser shall manage the composition of the Fund Account, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information for the Fund as currently in effect and as amended or supplemented in writing from time to time, being herein called the “Prospectus”).

(b) The Sub-Adviser shall maintain such books and records pursuant to Rule 31a-1 under the Act and Rule 204-2 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with respect to the Fund Account as shall be specified by the Manager from time to time, and shall maintain such books and records for the periods specified in the rules under the Act or the Advisers Act. In accordance with Rule 31a-3 under the Act, the Sub-Adviser agrees that all records under the Act shall be the property of the Trust.

(c) The Sub-Adviser shall provide the Trust’s Custodian, and the Manager on each business day with information relating to all transactions concerning the Fund Account. In addition, the Sub-Adviser shall be responsive to requests from the Manager or the Trust’s Custodian for assistance in obtaining price sources for securities held in the Fund Account, as well as for periodically reviewing the prices of the securities assigned by the Manager or the Trust’s Custodian for reasonableness and advising the Manager should any such prices appear to be incorrect.

(d) The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act and other applicable federal and state regulations, and review information provided by the Manager to assist the Manager in its compliance review program.

(e) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

3. Allocation of Brokerage. The Sub-Adviser shall have authority and discretion to select brokers, dealers and futures commission merchants to execute portfolio transactions initiated by the Sub-Adviser, and for the selection of the markets on or in which the transactions will be executed.

(a) In doing so, the Sub-Adviser’s primary responsibility shall be to obtain the best net price and execution for the Fund. However, this responsibility shall not be deemed to obligate the Sub-Adviser to solicit competitive bids for each transaction, and the Sub-Adviser shall have no obligation to seek the lowest available commission cost to the Fund, so long as the Sub-Adviser determines that the broker, dealer or futures commission merchant is able to obtain the best net price and execution for the particular transaction taking into account all factors the Sub-Adviser deems relevant, including, but not limited to, the breadth of the market in the security or commodity, the price, the financial condition and execution capability of the broker, dealer or futures commission merchant and the reasonableness of any commission for the specific transaction and on a continuing basis. The Sub-Adviser may consider the brokerage and research services (as defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) made available by the broker to the Sub-Adviser viewed in terms of either that particular transaction or of the Sub-Adviser’s overall responsibilities with respect to its clients, including the Fund, as to which the Sub-Adviser exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

(b) The Manager shall have the right to request that specified transactions giving rise to brokerage commissions, in an amount to be agreed upon by the Manager and the Sub-Adviser, shall be executed by brokers and dealers that provide brokerage or research services to the Fund or the Manager, or as to which an on-going relationship will be of value to the Fund in the management of its assets, which services and relationship may, but need not, be of direct benefit to the Fund Account, so long as (i) the Manager determines that the broker or dealer is able to obtain the best net price and execution on a particular transaction and (ii) the Manager determines that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available to the Fund or to the Manager for the benefit of its clients for which it exercises investment discretion, notwithstanding that the Fund Account may not be the direct or exclusive beneficiary of any such service or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

(c) The Sub-Adviser agrees that it will not execute any portfolio transactions with a broker, dealer or futures commission merchant which is an “affiliated person” (as defined in the Act) of the Trust or of the Manager or of any Sub-Adviser for the Trust except in accordance with procedures adopted by the Trustees. The Manager agrees that it will provide the Sub-Adviser with a list of brokers and dealers which are “affiliated persons” of the Trust, the Manager or the Trust’s Sub-Advisers.

4. Information Provided to the Manager and the Trust and to the Sub-Adviser

(a) The Sub-Adviser agrees that it will make available to the Manager and the Trust promptly upon their request copies of all of its investment records and ledgers with respect to the Fund Account to assist the Manager and the Trust in monitoring compliance with the Act, the Advisers Act, and other applicable laws. The Sub-Adviser will furnish the Trust’s Board of Trustees with such periodic and special reports with respect to the Fund Account as the Manager or the Board of Trustees may reasonably request.

(b) The Sub-Adviser agrees that it will notify the Manager and the Trust in the event that the Sub-Adviser or any of its affiliates: (i) becomes subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; or (ii) is or expects to become the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission or other regulatory authority. Notification of an event within (i) shall be given immediately; notification of an event within (ii) shall be given promptly. The Sub-Adviser has provided the information about itself set forth in the Registration Statement and has reviewed the description of its operations, duties and responsibilities as stated therein and acknowledges that they are true and correct in all material respects and contain no material misstatement or omission, and it further agrees to notify the Manager immediately of any fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that causes any statement in the Prospectus to become untrue or misleading in any material respect or that causes the Prospectus to omit to state a material fact.

(c) The Sub-Adviser represents that it is an investment adviser registered under the Advisers Act and other applicable laws and that the statements contained in the Sub-Adviser’s registration under the Advisers Act on Form ADV as of the date hereof, are true and correct and do not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Sub-Adviser agrees to maintain the completeness and accuracy in all material respects of its registration on Form ADV in accordance with all legal requirements relating to that Form. The Sub-Adviser acknowledges that it is an “investment adviser” to the Fund within the meaning of the Act and the Advisers Act.

5. Compensation. The compensation of the Sub-Adviser for its services under this Agreement shall be calculated and paid by the Manager in accordance with the attached Schedule A. Pursuant to the provisions of the Management Agreement between the Trust and the Manager, the Manager is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Manager and not from the Trust or the Fund.

6. Other Investment Activities of the Sub-Adviser. The Manager acknowledges that the Sub-Adviser or one or more of its affiliates may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities (“Affiliated Accounts”). The Manager agrees that the Sub-Adviser or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Fund Account, provided that the Sub-Adviser acts in good faith and provided further, that it is the Sub-Adviser’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto. The Manager acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which involve the Fund Account or otherwise. The Sub-Adviser shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund Account or otherwise.

7. Standard of Care. The Sub-Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. The Sub-Adviser shall not be liable for any act or omission, error of judgment or mistake of law or for any loss suffered by the Manager or the Trust in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Manager or the Trust or to holders of the Trust’s shares representing interests in the Fund to which the Sub-Adviser would otherwise be subject by reason of willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement.

8. Assignment. This Agreement shall terminate automatically in the event of its assignment (as defined in the Act and in the rules adopted under the Act). The Sub-Adviser shall notify the Trust in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Trust to consider whether an assignment under the Act will occur, and to take the steps necessary to enter into a new contract with the Sub-Adviser or such other steps as the Board of Trustees may deem appropriate. The Sub-Adviser agrees that it will notify the Trust of any changes in the membership of the general partners of the Sub-Adviser within a reasonable time after such change. No assignment shall be deemed to result from changes in the directors, officers or employees of the Sub-Adviser except as may be provided in the Act and the rules adopted under the Act.

9. Amendment. This Agreement may be amended at any time, but only by written agreement between the Sub-Adviser and the Manager, which amendment is subject to the approval of the Trustees and the shareholders of the Trust in the manner required by the Act.

10. Effective Date; Term. This Agreement shall become effective on March 11, 2002 and shall continue in effect until June 30, 2003. Thereafter, the Agreement shall continue in effect only so long as its continuance has been specifically approved at least annually by the Trustees, or the shareholders of the Fund in the manner required by the Act. The aforesaid requirement shall be construed in a manner consistent with the Act and the rules and regulations thereunder.

11. Termination. This Agreement may be terminated by (i) the Manager at anytime without penalty, upon notice to the Sub-Adviser and the Trust, (ii) at any time without penalty by the Trust or by vote of a majority of the outstanding voting securities of the Fund (as defined in the Act) on notice to the Sub-Adviser or (iii) by the Sub-Adviser at any time without penalty, upon thirty (30) days’ written notice to the Manager and the Trust.

12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby but shall continue in full force and effect.

13. Applicable Law. The provisions of this Agreement shall be construed in a manner consistent with the requirements of the Act and the rules and regulations thereunder. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed, and enforced according to the laws of the State of Connecticut.

THE MANAGERS FUNDS LLC

BY:
Its:
DATE:

ACCEPTED:

ALLIANCE CAPITAL MANAGEMENT L.P.

BY:	Alliance Capital Management Corporation, its General Partner

BY:
Its:
DATE:

Acknowledged:
THE MANAGERS FUNDS

BY:
Its:
DATE:

SCHEDULES:	A. Fee Schedule.

SCHEDULE A

SUB-ADVISER FEE

For services provided to the Fund Account, The Managers Funds LLC will pay a base quarterly fee for each calendar quarter at an annual rate of 0.50% of average net assets in the Fund Account during the quarter. Average assets shall be determined using the average daily assets in the Fund Account during the quarter. The fee shall be pro-rated for any calendar quarter during which the contract is in effect for only a portion of the quarter.

Managers International Equity Fund

Sub-Advisory Agreement

March 12, 2002

Alliance Capital Management L.P.

1345 Avenue of the Americas

New York, NY 10105-0096

Re:	Sub-Advisory Agreement between The Managers Funds LLC and Alliance Capital Management L.P., of even date herewith (the “Agreement”).

Ladies and Gentlemen:

This letter will confirm our understanding that the obligations of Alliance Capital Management L.P. (the “Sub-Adviser”) under paragraph 2(b) of the Agreement to maintain books and records pursuant to Rule 31a-1 of the Investment Company Act of 1940 (the “Act”) are limited to such books and records as must be maintained pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10), and (f) of such Rule.

In addition, this letter will confirm our understanding that (A) notwithstanding paragraph 3(c) of the Agreement, the Sub-Adviser or any of its affiliates may act as a broker in connection with the purchase or sale of securities or other investments for the Managers International Equity Fund (the “Fund”), subject to (i) the requirement that the Sub-Adviser seek to obtain best execution and price, (ii) the provisions of the Act, (iii) the provisions of the Investment Advisers Act of 1940, as amended, (iv) the provisions of the Securities Exchange Act of 1934, as amended and (v) other applicable provisions of law; (B) such brokerage services are not within the scope of the duties of the Sub-Adviser under the Agreement; and (C) subject to the requirements of applicable law and procedures adopted by the Trustees of The Managers Funds, the Sub-Adviser or its affiliates may receive brokerage commissions, fees or other remuneration from the Fund for brokerage services provided, in addition to the Sub-Adviser’s fees for services under the Agreement.

Sincerely,

The Managers Funds LLC

By:
Name:
Title:

ADDENDUM TO

SUBADVISORY AGREEMENT

This Addendum to Subadvisory Agreement dated as of June 3, 2005 (this “Addendum”) is made by and between Managers Investment Group LLC, as investment manager and administrator (“Managers”), and Alliance Capital Management L.P., as subadvisor (“Subadvisor”), with respect to Managers International Equity Fund (the “Fund”), a series of The Managers Funds, a Massachusetts business trust which is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, Managers and Subadvisor previously entered into a Subadvisory Agreement dated as of March 11, 2002 (the “Subadvisory Agreement”) with respect to the Fund; and

WHEREAS, Managers and Subadvisor wish to provide additional terms and conditions to the Subadvisory Agreement pursuant to this Addendum regarding the portfolio management services provided by Subadvisor to permit Subadvisor and the Fund to rely upon the exemptions available under Rule 10f-3, Rule 12d3-1 and Rule 17a-10 under the 1940 Act;

NOW, THEREFORE, in consideration of the promises and mutual covenants contains in this Addendum and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1. Subadvisor’s responsibility for providing portfolio management services pursuant to Section 2 of the Subadvisory Agreement shall be limited to only those assets of the Fund which Managers determines to allocate to Subadvisor from time to time, and Subadvisor agrees that it shall not consult with any other subadvisor(s) to the Fund concerning transactions for the Fund in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

2. Except as specifically supplemented hereby, all of the terms and conditions’ of the Subadvisory Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

3. This Addendum may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their respective officers or authorized representatives as of the day and year first above written.

MANAGERS INVESTMENT GROUP LLC

By:
Peter M. Lebovitz
Managing Partner

ALLIANCE CAPITAL MANAGEMENT L.P.

By:	Alliance Capital Management Corporation, its General Partner

By:
Louis T. Mangan
Assistant Secretary

Acknowledged: THE MANAGERS FUNDS

By:
Peter M. Lebovitz
President